Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Tessera, Inc., a Delaware corporation

Tessera Interconnect Materials, Inc., formerly known as Socketstrate, Inc., a Delaware corporation

Tessera International, Inc., a Delaware corporation

Tessera Intellectual Properties, Inc., a Delaware corporation

Tessera Cayman, a company organized under the laws of The Cayman Islands

Tessera China Holdings, a company organized under the laws of The Cayman Islands

Tessera Technologies Hungary Holding Limited Liability Company, also known as Tessera Technologies Hungary Vagyonkezelo Korlátolt Felelosségu Társaság, a company organized under the laws of Hungary

Tessera Japan Goda Kaisha, a Goda Kaisha (GK) organized under the laws of Japan

Tessera Israel Limited, a company organized under the laws of Israel

Tessera North America, Inc., formerly known as Digital Optics Corporation, a Delaware corporation

Tessera Research LLC, a Delaware limited liability company

Eyesquad GmbH, a company organized under the laws of Germany

Eyesquad Limited, a company organized under the laws of Israel

FotoNation, Inc., a Delaware corporation

Tessera Technologies Ireland Limited, formerly known as FotoNation Ireland Limited, an Irish limited corporation

FotoNation Vision Limited, an Irish limited corporation

FotoNation Romania SRL, a Romanian limited liability corporation

Tessera MEMS Technologies, Inc., formerly known as Siimpel Corporation, a Delaware corporation

Tessera Asia Limited, a company organized under the laws of Hong Kong

Tessera Electronic Miniaturization Technical Services (Shanghai) Limited, a company organized under the laws of the People’s Republic of China

Tessera Korea Ltd., a company organized under the laws of Republic of Korea